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                                                                EXHIBIT 21

                         Subsidiaries of Lakes Gaming, Inc.




1.   GCA Acquisition Subsidiary, Inc.

          (i)  Riverfront Renaissance Corp.

          (ii)  Dells Development Corp.

          (iii)  Gulf Coast Vehicle Services, Inc.

          (iv)  Mississippi Delta Gaming Company

          (v)  Gaming Corporation of America - Bay St. Louis, Inc.

          (vi)  Golden Nickel Casinos, Inc.

2.   Grand Casinos Nevada I, Inc.

3.   Mille Lacs Gaming, LLC

          (i)  Mille Lacs Gaming, LLP

4.   Grand Casinos of Louisiana, LLC Tunica-Biloxi

5.   Grand Casinos of Louisiana, LLC - Coushatta

          (i)  Magnum Investments of Lake Charles, Inc.

6.   Grand Casinos Pechanga, Inc.

7.   Grand Casinos Washington, Inc.

8.   Grand Media & Electronic Distributing, Inc.

9.   Riverside Entertainment Corporation